CONTACT:        Andrea Huguely
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Thursday, June 10, 2010

AMR CORPORATION ANNOUNCES DANIEL GARTON
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF AMERICAN EAGLE

FORT WORTH, Texas – In a move that positions its regional airline for continued growth and success, AMR Corporation (NYSE: AMR), parent company of American Airlines and American Eagle, today named Daniel P. Garton President and Chief Executive Officer of American Eagle, one of the world’s largest regional airlines. AMR also reiterated its intent to evaluate the possible divestiture of American Eagle.
Garton returns to American Eagle after 12 years with American Airlines, most recently as Executive Vice President – Marketing for American Airlines since 2002, a role in which he was responsible for American’s Reservations, AA.com, Flight Service, Sales, the AAdvantage® travel awards program, Advertising and Corporate Communications. Previously Garton held senior executive positions in operations and finance and was President of American Eagle Airlines for three years beginning in July 1995. During Garton's tenure at American Eagle, he engineered the airline's transition from four separate carriers to one and introduced the regional airline to the jet age with the acquisition of its first jet aircraft.
“The AMR Board of Directors and I clearly recognize Dan’s leadership and his many contributions to AMR,” said Gerard Arpey, AMR's Chairman and CEO. “Dan has remarkable talent and ability that – when coupled with his broad knowledge of the challenging airline industry and his insight from his time as President of American Eagle – make him uniquely qualified to lead American Eagle, especially as we begin a strategic evaluation of the regional airline.”
“American Eagle is a great airline with a solid collection of assets, a strong network covering the United States, the Caribbean, Canada and Mexico with more than 1,500 daily departures, and a dedicated group of 12,000 talented employees,” said Garton. “The Company has accomplished a great deal despite facing enormous challenges over the last decade. But I believe there is now a tremendous opportunity to begin a new chapter in the airline’s history, creating new possibilities for our customers, partners and employees.”
According to Garton, these are times of unprecedented challenge and change in the airline industry and regional airlines are in an excellent position to capitalize on these new market dynamics. “When you look at the sheer scope of the regional airline industry, carriers like American Eagle provide half the scheduled passenger flights in the United States, which is a pretty phenomenal contribution. Regional airlines ensure a critical transportation link, particularly with medium and smaller sized markets that might otherwise not have air service,” he said.
While Executive Vice President-Marketing for American, Garton played a pivotal role in driving American’s marketing initiatives. Among his many accomplishments, Garton introduced a new booking tool on AA.com that allows travelers to search flight options by both price and schedule and rolled out American’s Lowest Fare Guarantee on AA.com. He also is credited with spearheading American’s Customer Experience Leadership initiative to redouble the airline’s customer service efforts, including tailoring products and services to American’s premium customers. In addition, Garton had responsibility for unveiling American’s Gogo® Inflight Wireless Internet service and revolutionizing award travel by introducing the popular “One-Way Flex Awards,” giving AAdvantage members more options when redeeming award travel.
Garton joined American in 1984 and held a variety of staff positions in the Sales, Marketing, Finance and Airport Operations departments at American, in addition to his three-year tenure as President of American Eagle. Garton left AMR briefly to serve for two years as Senior Vice President and Chief Financial Officer of Continental Airlines before returning in 1995 to AMR to assume the presidency of American Eagle.
Garton succeeds Peter Bowler, a 26-year Company veteran who in May announced his retirement from the airline. Garton will assume his new duties immediately and retain his role on AMR’s Executive Committee. In addition, Garton will continue in his role as Executive Vice President-Marketing at American until a successor is named.

About American Eagle
American Eagle is one of the world’s largest regional airlines, operating more than 260 regional aircraft and over 1,500 daily flights to nearly 160 cities throughout the United States, Canada, the Bahamas, Mexico and the Caribbean on behalf of American Airlines. American Eagle carries in excess of 19 million customers annually and generates approximately $2.4 billion in “onboard” customer revenue in addition to connecting 10 million customers and associated revenue to American Airlines flights.

About American Airlines
American Airlines, American Eagle and AmericanConnection® serve 250 cities in 40 countries with, on average, more than 3,400 daily flights. The combined network fleet numbers more than 900 aircraft. American's award-winning Web site, AA.com®, provides users with easy access to check and book fares, plus personalized news, information and travel offers. American Airlines is a founding member of the oneworld® Alliance, which brings together some of the best and biggest names in the airline business, enabling them to offer their customers more services and benefits than any airline can provide on its own. Together, its members serve nearly 700 destinations in more than 130 countries and territories. American Airlines, Inc. and American Eagle Airlines, Inc. are subsidiaries of AMR Corporation. AmericanAirlines, American Eagle, AmericanConnection, AA.com, We know why you fly and AAdvantage are registered trademarks of American Airlines, Inc. (NYSE: AMR)

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